EXECUTION VERSION

EXHIBIT 10.40
EXCHANGE AND CONSENT AGREEMENT

This EXCHANGE AND CONSENT AGREEMENT (this “Agreement”) is dated December 20, 2012, by and between U.S. Concrete, Inc., a Delaware corporation (the “Company”), and each of the persons listed on Schedule I attached hereto as beneficial owners of the Notes referred to below (together with their respective successors, transferees and assigns, each a “Noteholder” and, collectively, the “Noteholders”).
WHEREAS, the Company desires to exchange (the “Exchange”) those certain 9.5% Convertible Secured Notes due 2015 (the “Notes”) issued pursuant to the Indenture, by and among the Company, the guarantors party thereto, and U.S. Bank National Association, as Trustee and Noteholder Collateral Agent (the “Trustee”), dated as of August 31, 2010 (the “Indenture”) for 9.5% Senior Secured Notes due 2015 (the “Exchange Notes”) on substantially the same terms as the terms described in the term sheet (the “Term Sheet”) attached hereto as Exhibit A;
WHEREAS, in order to facilitate the Exchange, the Company intends to deliver, in writing, to each holder of the Notes an Offer to Exchange and Consent Solicitation (the Solicitation”) offering the opportunity to it to tender its Notes in the Exchange and consent to the amendment of the Indenture, in accordance with the Term Sheet (the “Amendment”);
WHEREAS, in anticipation of the Solicitation, the Company desires to enter into this Agreement with the Noteholders, in order to, among other things, obtain their agreement to tender their Notes in the Exchange;
WHEREAS, the Noteholders desire to enter into this Agreement and confirm their agreement to tender their Notes in the Exchange and consent to the Amendment, subject to the terms and conditions hereof; and
WHEREAS, each of the Company and the Noteholders has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of their choosing, the proposed terms of the transactions contemplated in the Term Sheet.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and intending to be legally bound, the parties hereto hereby agree as follows:
ARTICLE I.
THE EXCHANGE; AMENDMENT

Section 1.01    Exchange Offer. Each of the Noteholders agrees that, subject to any limitations in the Indenture, if this Agreement has not been terminated in accordance with its terms, it shall (i) within five (5) Business Days from the date it receives the written Solicitation materials complying with this Agreement, tender or cause to be tendered all of its Notes in the Exchange and will not withdraw any of such Notes from the Exchange prior to the earlier of (A) the expiration of the Exchange or (B) the termination of this Agreement in accordance with its terms, (ii) vote to amend the Indenture and adopt the Amendment pursuant to the Solicitation, (iii) refrain from, directly or indirectly, supporting or consenting to any competing exchange offer, consent solicitation or similar transaction in respect of the Notes other than the Exchange and Solicitation, and (iv) not instruct or cause the Trustee to take any action that is inconsistent with the terms and conditions of this Agreement. The Company shall prepare the Solicitation, the Amendment and the other documents to be distributed to holders of the Notes in connection with the Exchange and any document required to be filed with the Securities and Exchange Commission (the “SEC”), including any registration statements required to be filed under the Securities Act of 1933, as amended, which documents shall be in form and substance reasonably satisfactory to the Noteholders and, except as otherwise may be consented to in writing by each of the Noteholders, consistent in all material respects with the Term Sheet and the terms of this Agreement. Each Noteholder shall, with reasonable promptness upon request by the Company, furnish to the Company all information about itself and its affiliates reasonably necessary or appropriate for inclusion in any documents prepared by the Company in connection with the Solicitation or otherwise distributed to holders of the Notes in connection with the Exchange or required to be filed with the SEC in connection therewith, including any registration statements required to be filed under the Securities Act of 1933, as amended, and hereby covenants that any such information furnished in writing by such Noteholder to the Company for inclusion in such documents shall be true and accurate in all material respects as of the time such information is provided, and shall promptly notify the Company in writing if any such information subsequently becomes untrue or inaccurate in any material respect. Each Noteholder agrees, so long as this Agreement remains in effect, that the Solicitation materials may reference the existence of this Agreement and similar agreements with other holders of Notes, provided however that such Noteholder may not be named or otherwise identified without the prior written consent of such Noteholder unless required by law or by a judicial, administrative, legislative or regulatory body. The Company covenants and represents and warrants that no exchange and consent agreement, or other agreement concerning the transactions contemplated hereby, with any other holder of Notes shall be more beneficial to such holder than the terms and conditions of this Agreement are to the Noteholders. If this Agreement is terminated in accordance with its terms prior to the consummation of the Exchange, the Company shall take all steps necessary to permit the Noteholders to withdraw the tender of their Notes and revoke all consents given pursuant to this Agreement and the Solicitation and shall treat such tenders and consents as having not been given.
Section 1.02    Prohibition on Transfer of Notes. Each Noteholder agrees that, during the term of this Agreement, it shall not sell, assign, pledge, transfer or otherwise dispose, nor permit the sale, assignment, pledge, transfer or other disposition, of the Notes it beneficially owns, in whole or in part, or any interest therein, other than to tender them pursuant to the Exchange, unless the transferee thereof accepts such Notes subject to this Agreement and agrees in writing to be bound by the terms of this Agreement as a Noteholder, and such writing is provided to the Company promptly. Furthermore, each Noteholder agrees that, during the term of this Agreement, any additional Notes that such Noteholder acquires, purchases or otherwise beneficially owns shall be subject to this Agreement. For the avoidance of doubt, “beneficially owns” means the power, whether by contract or otherwise, to direct the exercise of the voting rights and the disposition of the Notes or the right to acquire such rights for no additional consideration within one Business Day, including without limitation pursuant to the terms of a swap agreement. “Business Day” means any day of the year other than a Saturday or Sunday or any day on which the Federal Reserve Bank of New York is closed.
Section 1.03    Conditions; Waiver of Conditions. The obligation of the Company to accept for exchange Notes properly tendered pursuant to the Exchange shall be subject to only the following conditions (the “Conditions”): (i) not less than 82.5% in outstanding principal amount of the Notes having been validly tendered and not withdrawn on or prior to the expiration time for the Exchange, (ii) the Amendment having been executed and being effective, (iii) any registration statement required under the Securities Act of 1933, as amended, in respect of the Exchange having been declared effective by the SEC and the indenture governing the Exchange Notes having been qualified under the Trust Indenture Act of 1939, as amended, and (iv) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority that prohibits the consummation of the Exchange on, or consistent with, the terms and conditions of this Agreement shall have occurred and remain in effect. The Company shall use its commercially reasonable best efforts to ensure that each of the Conditions is satisfied in connection with the Exchange. The Company shall not (i) waive any of the foregoing conditions to the consummation of the Exchange or (ii) amend any of the terms or conditions of the Exchange or the form of Amendment approved by the Noteholders or (to the extent the Noteholders have elected to review and approve such portion of the Solicitation materials) other portions of the Solicitation materials relating to the terms and conditions of the Exchange approved by the Noteholders, in each case without the prior written consent of each of the Noteholders.

Section 1.04    Mutual Assurances. The Company and the Noteholders hereby covenant to one another to use their commercially reasonable best efforts, as expeditiously as possible and during the term of this Agreement, to perform their respective obligations under this Agreement and take such actions as may be reasonably necessary under this Agreement to consummate the Exchange. The parties further agree to take such other actions as are reasonably necessary and appropriate to carry out the foregoing and to effectuate the Exchange and evidence the Noteholders’ support of the Exchange and the Amendment including, but not limited to, the execution and delivery of any transmittal letters, written consents or other similar documents containing customary terms and provisions.

ARTICLE II.
TERMINATION

Section 2.01    Termination. This Agreement shall terminate and all of the obligations hereunder of the Company and the Noteholders shall be of no further force or effect:

(a)upon the mutual agreement of the Noteholders and the Company;

(b)upon completion of the Exchange; or
(c)at the sole discretion of the Company, upon notice delivered to the Noteholders, if the Exchange has not been consummated prior to April 10, 2013 (other than as a result of a breach by the Company of the terms of this Agreement or a delay caused by the Company); or
(d)at the sole discretion of the Noteholders, upon notice delivered to the Company:

(i)
upon the breach of any covenant of the Company contained herein or if any representation or warranty of the Company shall have been or become untrue (each, a “Terminating Company Breach”) and, if such Terminating Company Breach is capable of being cured, such Terminating Company Breach has not been cured within five (5) Business Days following notice of such breach to the Company by a Noteholder;

(ii)	if the Exchange has not been consummated prior to April 10, 2013 (other than as a result of a breach by the Noteholders of the terms of this Agreement);

(iii)
if any registration statement relating to and required in connection with the Exchange has not been filed by the Company with the SEC, and the Exchange has not been commenced by the Company, prior to February 10, 2013 (other than as a result of a breach by the Noteholders of the terms of this Agreement);

(iv)
if any terms or conditions of the Exchange, the Solicitation, the Amendment or any of the other documents to be distributed to holders of the Notes in connection with the Exchange are not consistent with the Term Sheet or this Agreement;

(v)	upon the occurrence of a Material Event; or

(vi)	upon the occurrence or during the occurrence of an Event of Default under and as defined in the Indenture; or
(d)    as to any particular Noteholder, upon the transfer of all Notes subject to this agreement by such Noteholder pursuant to and in accordance with Section 1.02 of this Agreement; or
(e)    without action by either the Company or the Noteholders upon (i) entry of an order, judgment or decree adjudicating the Company or any of its subsidiaries bankrupt or insolvent or (ii) the filing or commencement of any proceeding relating to the Company or any of its subsidiaries under any bankruptcy, reorganization, restructuring, insolvency or similar laws.

As used herein, “Material Event” means (i) the Company’s entry into of, or any agreement of the Company providing for, any individual transaction, or series of related transactions for (x) the acquisition of assets or equity securities of another person, or a merger with another person, in which the aggregate consideration for the transaction or series of related transactions is $25 million or more or (y) the disposition of assets of the Company or its subsidiaries in which the aggregate consideration for the transaction or series of related transactions is $25 million or more or (ii) the occurrence of, or the entry into of an agreement providing for, or the announcement by the Company of, a Specified Change of Control. As used herein, “Specified Change of Control” means:

(i)           The Company consolidates with or merges with or into another Person, or the Company sells, conveys, transfers or leases all or substantially all of its properties and assets to any Person;

(ii)          Any “person” or “group” is or becomes the “beneficial owner,” directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of the Company’s capital stock then outstanding and entitled to vote generally in elections of directors; provided, however, that (x) with respect to any “person,” such “person” is neither a Noteholder nor a person that has entered into a separate exchange and consent agreement with the Company on or about the date hereof with respect to the subject matter hereof, and (y) with respect to any “group,” such “group” does not include any of the “persons” set forth in the foregoing clause (x)

(iii)         Persons who as of the date of this Agreement constituted the Company’s Board of Directors cease for any reason to constitute a majority of the Company’s Board of Directors;

(iv)          The Company, its board of directors or its shareholders approve any plan or proposal for the liquidation or dissolution of the Company; or

(v)          The Company enters into any agreement, arrangement or understanding with respect to or in contemplation of any of the foregoing clauses (i), (ii), (iii) or (iv).

For purposes of the foregoing definition of Material Event, the term “person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.  For purposes of clause (ii) of such definition, (x) “beneficial owner” is used as defined in Rules 13d-3 and 13d-5 under the Exchange Act, (y) “group” has the meaning it has in Sections 13(d) and 14(d) of the Exchange Act; and (z) “person” is used with the same meaning as that used within Rule 13d-3 under the Exchange Act.
For the avoidance of doubt, the Exchange may not be consummated by the Company during the pendency of any notice period in respect of a Terminating Company Breach pursuant to clause (d)(i) of this Section 2.01.

In addition, the provisions of Sections 3.04 and 3.05 shall terminate upon consummation of the Exchange and, in any event, upon termination of this Agreement, and the Company shall upon such consummation or termination make such disclosures as shall be necessary or appropriate to publicly disclose any material non-public information theretofore disclosed to any of the Noteholders.
Section 2.02    Survival. Notwithstanding the foregoing, any liabilities or damages incurred or suffered by a party as a result of a breach of a representation or obligation that occurred prior to the termination of this Agreement shall survive any such termination.

ARTICLE III.
REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 3.01     Power and Authority; Authorization; No Conflicts. Each party hereto represents, warrants and covenants to the other parties, as to itself, that (i) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) its execution, delivery and performance of this Agreement are within the power and authority of such party and have been duly authorized by such party and that no other approval or authorization is required, (iii) this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms hereof, subject to bankruptcy, insolvency, fraudulent conveyance and similar laws affecting the rights or remedies of creditors generally and to general principles of equity, and (iv) none of the execution and delivery of this Agreement by it or compliance by it with the terms and provisions hereof will violate, conflict with or result in a breach of, its certificate of incorporation or bylaws, or partnership agreements or other constitutive document, any applicable law or regulation, any order, writ, injunction or decree of any court or governmental authority or agency applicable to it, or any agreement or instrument to which it is a party or by which it is bound or to which it is subject. The foregoing notwithstanding, no representation is made by any party hereto with respect to any provision hereof to the extent that any such provision of this Agreement may be deemed to be unenforceable or to violate any laws on grounds of public policy.

Section 3.02    Ownership of Notes.     Each of the Noteholders represents, warrants and covenants to the Company, as to itself, that (i) it beneficially owns the aggregate principal amount of the Notes set forth on Schedule I and has (including through a nominee) power to (within one Business Day with respect to swap agreements) exercise, or cause to be exercised, its voting rights as a Noteholder with respect to its Notes and to dispose, or to cause the disposition, of its Notes, (ii) the respective aggregate principal amount of Notes beneficially owned by it as set forth on Schedule I is true and correct as of the date hereof, (iii) with the exception of swap agreements pursuant to which such right, title and interest can be reacquired within one Business Day, it has not entered into any agreement (whether written or oral) to transfer, assign or otherwise dispose of, its right, title and interest in and to the Notes which it beneficially owns, and (iv) upon delivery of such Notes beneficially owned by it to the Company on the consummation of the Exchange, the Company shall acquire all right, title and interest to such Notes, free and clear of any lien, claim, encumbrance or other restriction.

Section 3.03     Exchange Offer. The Company covenants that (i) it will commence the Exchange by February 10, 2013 and (ii) it will consummate the Exchange substantially in accordance with the terms and conditions as set forth in the Term Sheet and in accordance with the form of Amendment and in accordance with the portions of the Solicitation materials approved by outside counsel to the Noteholders and (to the extent the Noteholders have elected to review and approve such portion of the Solicitation materials) other portions of the Solicitation materials relating to the terms and conditions of the Exchange approved by the Noteholders. The Company further covenants (x) that it will provide outside counsel to the Noteholders and (to the extent any of the Noteholders have elected to review and approve such portion of the Solicitation materials) such electing Noteholders with an opportunity to review and comment on drafts of all proposed definitive documentation relating to the Exchange and incorporate in the same all comments that may be reasonably requested by outside counsel to the Noteholders and, if applicable, the Noteholders and that are reasonably acceptable to the Company, and (y) that it shall cause the Exchange and Solicitation to be conducted in compliance with all applicable laws and regulations.

Section 3.04    Confidentiality. Unless required by law or by order of a court of competent jurisdiction, the Noteholders shall not, directly or indirectly, use or disclose to any person any material non-public information relating to the transactions contemplated hereby, provided that the Noteholders may disclose such information on a confidential basis to their legal counsel and other advisors in connection with their negotiation and evaluation of the transactions contemplated hereby and to any person in connection with any potential transfer of the Notes pursuant to and in accordance with Section 1.02 of this Agreement and to any holders of Notes party hereto or to an analogous agreement with the Company relating to the subject matter hereof. Notwithstanding the foregoing, for the avoidance of doubt, any Noteholder may disclose the existence of this Agreement and the terms hereof in, and may file a copy of this Agreement as an exhibit to, any Schedule 13D or Schedule 13G (or any amendment to any Schedule 13D or Schedule 13G), and any other filing, required to be filed by such Noteholder under the Securities Exchange Act of 1934, as amended, or any other applicable law.
Section 3.05     Public Announcements. So long as this Agreement is in effect, the Company and each of the Noteholders who shall have notified the Company in writing that it elects to exercise the right provided in this Section 3.05 shall use their reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statement or public filing (including, without limitation, with the SEC, but excluding any communication with a potential purchaser of the Notes provided that any such purchase, if consummated, is consummated in accordance with Section 1.02, which shall not be deemed to be a public statement for purposes hereof) with respect to this Agreement or the transactions contemplated hereby.
Section 3.06    Disclosure. The Company represents, warrants and covenants to the Noteholders that (i) the Company has filed with or furnished to, as the case may be, the SEC all forms, reports and other documents required to have been filed or furnished by the Company pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, since January 1, 2012 (each such form, report or other document, a “SEC Document”); (ii) each such SEC Document, as of the date it was filed with or furnished to the

SEC, as the case may be, complied as to form in all material respects with the applicable requirements of the Exchange Act.   Each SEC Document, as of the date it was filed with or furnished to the SEC, as the case may be, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; and the SEC Documents, when considered as a whole as of the date of this Agreement, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made or in light of the circumstances pursuant to which this Agreement is being entered into, not misleading; (iii) the Company will file with the SEC the form of this Agreement (without information as to individual Noteholders) no later than 8:00 a.m. New York time on Monday, December 24, 2012, and any similar agreement with any other holder of Notes; (iv) without the prior written consent of any Noteholder, the Company will not (and will cause its employees, officers, directors, representatives, advisors and agents to not) disclose any material nonpublic information to such Noteholder or to any employee, officer, partner, manager, director, advisor or representative of such Noteholder; provided, however, that notwithstanding clause (iv), nothing shall restrict the rights or obligations of the Company to deliver information to the outside counsel to the Noteholders in connection with the fulfillment of the Company’s obligations hereunder (including without limitation the delivery of the Solicitation materials, related Registration Statement and exhibits thereto for review and comment by outside counsel to the Noteholders pursuant to Section 3.03 or to those Noteholders electing to review such documents pursuant to Section 3.03) or in connection with the Company’s solicitation of a waiver or consent by the Noteholders to any of the terms and conditions set forth herein (it being acknowledged and agreed by the parties hereto that any such delivery to outside counsel for the Noteholders shall not constitute disclosure of material nonpublic information to the Noteholder or to any employee, officer, partner or manager director of such Noteholder, or to any advisor or representative of such Noteholder other than such outside counsel).

ARTICLE IV.
MISCELLANEOUS

Section 4.01     Specific Performance. It is understood and agreed by each of the parties hereto that money damages would not be a sufficient remedy for any material breach of this Agreement by any party and each non-breaching party shall be entitled to specific performance and injunctive relief or other equitable relief as a remedy for any such breach. This provision is without prejudice to any other rights or remedies, whether at law or in equity, that any party hereto may have against any other party hereto for any failure to perform its obligations under this Agreement.
Section 4.02     Reservation of Rights. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner, waive, limit, impair or restrict the ability of any of the parties hereto to protect and preserve its rights, remedies and interests, including, without limitation, the claims of each of the Noteholders against the Company and except as may otherwise be affected by consummation of the Exchange and the Amendment, all rights of the Noteholders under the Notes or the Indenture, whether or not this Agreement is in effect or the Exchange has been, or has not yet been, consummated.
Section 4.03     Amendments. This Agreement may not be amended except by an instrument in writing signed by the Company and the Noteholders.
Section 4.04     Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors. Nothing in the Agreement, express or implied, shall give to any person or entity, other than the parties hereto or any successor, any benefit or any legal or equitable right, remedy, or claim under this Agreement. The parties intend that there shall be no third-party beneficiaries of or to this Agreement.
Section 4.05     Notices. In addition to any notice requirement set forth in any indenture or other agreement, any notice required or desired to be served, given or delivered under this Agreement shall be in writing, and shall be deemed to have been validly served, given or delivered if provided by personal delivery, or upon receipt of fax delivery or email delivery, as follows:

(a)	if to the Company, to:

U.S. Concrete, Inc.
331 N. Main Street
Euless, Texas 76039
Attention: William M. Brown and Katherine I. Hargis
Facsimile: (817) 835-4165
Email: wbrown@us-concrete.com and khargis@us-concrete.com

with a copy to:

Akin, Gump, Strauss, Hauer & Feld, L.L.P.
One Bryant Park
New York, New York 10033
Attention: Kerry E. Berchem and Bruce S. Mendelsohn
Facsimile: (212) 872-1002
Email: kberchem@akingump.com

(b)    if to the Noteholders, to:
the Noteholders at the addresses set forth on the signature pages hereto.
with a copy to:
Robert L. Cunningham
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166

Facsimile: 212 3515208
Email: rcunningham@gibsondunn.com
Section 4.06     Headings. The headings of this Agreement are for reference only and shall not limit or otherwise affect the meaning hereof.
Section 4.07     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to internal conflicts of law principles that may apply to this Agreement in any other jurisdiction.
Section 4.08     Counterparts; Facsimile/PDF Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by electronic mail or facsimile transmission (including without limitation by pdf or other electronic methods) will have the same effect as physical delivery of the paper document bearing the original signature and will be deemed to be original signatures for all purposes.
Section 4.09    Professional Advice Obtained. Each of the parties hereto has received independent legal and professional advice from advisors of its choice with respect to the provisions hereof and the advisability of entering into the agreements set forth herein. Prior to the execution hereof, each of the parties hereto and their applicable advisors reviewed this Agreement.

Section 4.10    Further Assurances.    The parties hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents as any other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof.
    Section 4.11 No Consideration for Votes. The parties hereto hereby acknowledge that no consideration has been paid or shall be due or paid to the Noteholders for their agreement to tender their Notes in the Exchange or consent to the Amendment or to take any other action contemplated by this Agreement, other than the Company’s obligation to use its commercially reasonable best efforts to effectuate the transactions contemplated herein.

Section 4.12 Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

COMPANY:
U.S. CONCRETE, INC.

By:    /s/ William M. Brown_______________
Name: William M. Brown
Title: Senior Vice President &
Chief Financial Officer

Exchange and Consent Agreement Signature Page

NOTEHOLDERS:
MONARCH CAYMAN FUND LIMITED
MONARCH ALTERNATIVE SOLUTIONS MASTER FUND LTD
MONARCH CAPITAL MASTER PARTNERS LP
MONARCH DEBT RECOVERY MASTER FUND LTD
MONARCH OPPORTUNITIES MASTER FUND LTD
MONARCH RESEARCH ALPHA MASTER FUND LTD
OAKFORD MF LIMITED

By:  Monarch Alternative Capital LP, as investment manager to the above entities

By: /s/ TJ Vigliotta
Name: TJ Vigliotta
Title: Managing Principal

Exchange and Consent Agreement Signature Page

SCHEDULE I

Noteholders

NAME	AMOUNT
Monarch Cayman Fund Limited	227,000.0000
Monarch Alternative Solutions Master Fund Ltd	184,000.0000
Monarch Capital Master Partners LP	2,359,000.0000
Monarch Debt Recovery Master Fund Ltd	5,129,000.0000
Monarch Opportunities Master Fund Ltd	3,245,000.0000
Monarch Research Alpha Master Fund Ltd	364,000.0000
Oakford MF Limited	467,000.0000
TOTAL	11,975,000.00

EXHIBIT A

Term Sheet for Exchange of U.S. Concrete Convertible Secured Notes
Summary of Exchange Offer Terms and Conditions

Transaction Description:
U.S. Concrete, Inc., a Delaware corporation (“Issuer”) will conduct an exchange offer (the “Exchange Offer”) for all $55,000,000 of its 9.5% Convertible Secured Notes Due 2015 (the “Existing Notes”) for an aggregate principal amount, assuming 100% participation in the Exchange Offer, of $69,300,000 of new 9.5% Senior Secured Notes (the “Exchange Notes”).

Each $1,000 in principal amount of Existing Notes will be exchanged (the “Exchange”) for $1,260 in principal amount of Exchange Notes.

NEW NOTES
Issue:	Senior Secured Notes.
Principal Amount:	69300000
Maturity:	October 1, 2015.
Interest Payment:	Issuer will make interest payments semi-annually in cash, in arrears.
Guarantees:
All obligations of Issuer under the Exchange Notes will be unconditionally guaranteed (the “Guarantees”) by each of the existing, and will be guaranteed by each of the future, direct or indirect domestic restricted subsidiaries of Issuer (the “Guarantors”).

Security:
The Exchange Notes will be secured by the same collateral as the Existing Notes: (i) a first-priority lien on certain property and assets owned by Issuer and the Guarantors, including material owned real property, intellectual property, capital stock of subsidiaries and certain equipment, subject to permitted liens (including a second-priority lien in favor of the ABL Facility Agent (as defined below)) and (ii) a second priority lien on ABL Priority Collateral, as defined in the Intercreditor Agreement defined below (i.e. A/R, inventory and trucks).

Optional Redemption:
Issuer may redeem some or all of the Exchange Notes at any time and from time to time at 100% of the principal outstanding balance, plus accrued and unpaid interest through December 31, 2013, 102% January 1, 2014 - December 31, 2014, 103% January 1, 2015 - maturity.

Covenants:
Covenants consistent with those contained in the current indenture for the Existing Notes except that (i) the ABL Facility Permitted Indebtedness basket (and the definition of “Maximum ABL Debt Amount”) will be increased from $80,000,000 to $102,500,000, (ii) borrowings under the ABL to fund acquisitions will be limited in certain respects. Language to be negotiated and to be acceptable to the Company and to the tendering Noteholders.

Intercreditor Arrangements:	[TBD]
Events of Default:	Events of default will be the same as under the indenture for the Existing Notes.

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Equal Treatment of Holders:
In connection with the Exchange Offer, under no circumstance will the Issuer offer or agree to transaction terms (whether financial or otherwise) with one or more Bondholders if the same terms are not offered to all Bondholders.

Other Terms:	All other terms will be substantially the same as the terms of the Existing Notes.
PROCEDURAL MATTERS
Support Agreement:	Issuer and each Bondholder holding greater than 20% of the Existing Notes will enter into a support agreement.
Exchange Offer:
The Exchange Offer shall be launched (the “Exchange Offer Launch Date”) at least 20 business days prior to the anticipated Effective Date. On the Effective Date, holders of the Existing Notes that have elected to tender in the Exchange Offer will exchange their Existing Notes for Exchange Notes as described above. The “Effective Date” shall be the date on which the Exchange Offer is completed and the transactions described herein are consummated. The Exchange Notes shall be issued and distributed on the Effective Date.
As a condition to the Exchange, holders of a minimum threshold to be agreed upon, which shall not be less than 82.5% of the aggregate principal amount of the outstanding Existing Notes, must accept the terms of the Exchange Offer (the “Exchange Threshold).
As conditions to the Exchange, (i) the lenders under Issuer’s Loan and Security Agreement (the “ABL Facility”), dated as of August 31, 2012, among Issuer, certain of its subsidiaries, the lenders party thereto and Bank of America, N.A. as agent (the “ABL Facility Agent”) must consent to the transactions and (ii) the ABL Facility Agent must consent to the amendment to the Intercreditor Agreement.
The Exchange Offer shall include exit consents (subject to successful completion of the Exchange Offer) to strip all collateral and substantially all of the negative covenants and certain other provisions from the indenture governing the Existing Notes not tendered into the Exchange Offer and such other changes as Issuer determines are desirable to maximize participation in the Exchange Offer.

ADDITIONAL MATTERS
Governing Law and Forum for Transaction Documents:	New York.
Defined Terms:	Unless otherwise specified herein, defined terms have the meanings given to them in the indenture governing the Existing Notes or the ABL Facility, as applicable.

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